Exhibit 99.1

PRESS RELEASE

INX Announces Receipt of Deficiency Notice from NASDAQ

HOUSTON--(BUSINESS WIRE)--April 23, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) announced today that it received a letter from The Nasdaq Stock Market (the “Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rules for continued listing because the Company has not yet filed its Form 10-K for the period ending December 31, 2009. The Company has been provided an initial grace period of 60 calendar days, or until June 21, 2010, to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, an additional grace period of up to 180 calendar days from the original due date, or until October 12, 2010, will be provided to regain compliance. This notification has no effect on the Company’s listing or on the trading of the Company’s common stock.

In the event Nasdaq determines that the Company’s plan is not sufficient to regain compliance, Nasdaq staff will send written notice that the Company’s common stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com